Exhibit 3

FOR IMMEDIATE RELEASE

February 4, 2005

Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Managing Director and General Manager,
Operations Control Div.
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp

Notice Regarding Adjustments in Financial Forecasts

Nissin Co., Ltd. (the “Company”) hereby announces that, as described below, the Company has revised its financial forecasts which were made public on November 4, 2004, at the time of the announcement of interim earnings

1.	Adjustments in financial forecasts (Japanese GAAP) for the fiscal year ending March 31, 2005 (April 1, 2004 ~ March 31, 2005)

(1) Non-consolidated	(Units: Millions of Yen except percentages)
	Operating Revenue	Ordinary Income	Net Income

Previous Projections (A)	32,642	7,580	6,591
Revised Projections (B)	32,157	7,625	6,001
Difference (B-A)	(485)	45	(590)
Percent Change (%)	(1.4)	0.5	(8.9)
(For reference) Previous Year’s Results	40,795	10,596	5,483
(Year Ended March 31, 2004)

(2) Consolidated	(Units: Millions of Yen except percentages)
	Operating Revenue	Ordinary Income	Net Income

Previous Projections (A)	42,376	8,878	8,577
Revised Projections (B)	43,460	8,753	6,854
Difference (B-A)	1,084	(125)	(1,723)
Percent Change (%)	2.5	(1.4)	(20.0)
(For reference) Previous Year’s Results	45,693	11,112	6,186
(Year Ended March 31, 2004)

2.	Reasons for the adjustments in financial forecasts (Japanese GAAP)

(1)	Non-consolidated

Through ordinary income on the statements of income, the Company is achieving financial results almost as planned and in line with the initial projections. However, special losses related to investment securities will increase by approximately ¥900 million during the three months ending March 31, 2005. Losses on sales of investment securities, charged as losses on devaluation of investment securities on a consolidated-basis, will be incurred due to the transfer of all shares of Venture Link Co., Ltd. (“Venture Link”) held by the Company to NIS Lease Co., Ltd., a wholly-owned subsidiary of the Company whose business is more closely related to Venture Link, and review of other investment securities. Also, as the Company improved capital efficiency with introduction of new IT infrastructure for sales operations, losses on disposal of fixed assets and penalty for cancellation of lease contracts will increase as special losses by approximately ¥600 million.

(2)	Consolidated

In addition, special losses on amortization of consolidation and equity method account adjustments increased by approximately ¥800 million due to a change in accounting policy concerning the amortization method of consolidation and equity method account adjustments. We have adopted a more conservative policy of fully charging off amounts immediately as incurred rather than amortizing them on a straight line basis over five years during the nine months ended December 31, 2004.

3.	Statements About Future Projections

The forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations are based on our current expectations, assumptions, estimates and projections about our business, our industry and capital markets. These forward-looking statements are subject of various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information.

Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:

•	the effect of weak domestic economic conditions;
•	competition from large consumer finance companies and other financial institutions;
•	our exposure to negative publicity about the consumer or business finance industries generally or us specifically;
•	the effect of potential changes to legislation and accompanying enforcement, and restrictions and regulations associated with domestic or U.S. law;
•	the growing variety of legal means with which debtors can seek protection from creditors;
•	availability of funding on favorable terms and potential changes to government policy, including Japan’s monetary policy;
•	the reliability of information or technological systems and networks;
•	the influence of our president and his family over important decisions;
•	our ability to pursue and maintain profitable joint ventures and strategic alliances; and
•	regulations and increasing competition in the loan servicing market in which Nissin Servicer Co., Ltd., a consolidated subsidiary operates.

Known and unknown risks, uncertainties and other factors could cause our actual operating results to differ materially from those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct, and our actual results could materially differ from and be worse than our expectations.